Exhibit 99.1

Femasys Completes the First In-Office Commercial Procedure with the FDA-Cleared FemaSeed Infertility Solution

-- Paving the way forward for the broader commercial availability of FemaSeed, an accessible, safe, and cost effective alternative to IVF --

-- Ongoing uncertainty following recent Alabama Supreme Court Ruling creates continued anticipation with top-line pivotal data expected to be announced during Q1 2024 --

ATLANTA, March 6, 2024 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting the significant unmet needs for women worldwide with a broad portfolio of in-office, accessible and innovative therapeutic and diagnostic products, announces the first commercial procedure using its FemaSeed intratubal insemination product.

“FemaSeed presents an important advancement in women’s health with the availability of FemaSeed, a cost-effective and potentially safer alternative to other traditional infertility treatments,” said Femasys’ CEO Kathy Lee-Sepsick. “This first commercial application of the technology marks a pivotal moment in reshaping female infertility management, particularly in light of the recent legal rulings on frozen embryos by the Alabama Supreme Court. We are enthusiastic about expanding FemaSeed’s availability and anticipate broader acceptance within the medical community as its distinct benefits become more widely recognized.”

FDA-Cleared FemaSeed is a revolutionary approach to enhancing fertilization, as a cost-effective primary therapeutic choice that carries notably reduced risks compared to in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI). Engineered to precisely deliver sperm into the fallopian tube, the site of conception, FemaSeed enables reliable and safe fertilization.

Dr. Andrew Wagner, Women’s OB-GYN PC, Saginaw, Michigan, who completed the first in-office commercial procedure, stated, “This marks a pivotal moment for women pursuing a reliable, readily available frontline alternative for infertility. FemaSeed’s methodical delivery of sperm to the fallopian tubes, where fertilization begins, epitomizes simplicity in its sophistication, offering patients an easily understandable approach.”

About FemaSeed

FemaSeed® is an innovative infertility treatment designed to deliver sperm to the fallopian tube where conception occurs. It is intended to enhance natural fertilization and provide a first-line treatment option for those seeking pregnancy. FemaSeed is less invasive and more affordable than assisted reproduction procedures, such as IVF or ICSI. FemaSeed achieved U.S. FDA clearance (September 2023) and regulatory approval in Canada (April 2023) for patients seeking insemination. At the end of the fourth quarter of 2023, Femasys completed a pivotal clinical trial (LOCAL trial) for those seeking intratubal insemination with a specific focus on male factor infertility, a contributing factor in approximately 40-50% of infertility cases. Top-line data from this study is planned for release first quarter 2024 and will support the commercial launch targeted for the first half of 2024.

About Femasys

Femasys is a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead revolutionary product candidate and FDA-cleared, innovative therapeutic and diagnostic products. Femasys’ FemBloc® permanent birth control in late-stage clinical development is the first and only non-surgical, in-office, permanent birth control method intended to be a safer option for women at substantially less cost than the long-standing surgical alternative. Femasys’ FemaSeed® Intratubal Insemination, an innovative infertility treatment designed to deliver sperm directly where conception occurs, is FDA-cleared and has received regulatory approval in Canada. The Company has developed diagnostic products that are complementary for which it has achieved regulatory approvals to market in the U.S., Canada, and other ex-U.S. territories, and which are commercial-ready due to its in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our ability to commercialize our product candidates, or the effect of delays in commercializing; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors:
Gene Mannheimer
IR@femasys.com

Media Contact:
Kati Waldenburg
Media@femasys.com